Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2021 and 2020

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2021 and 2020

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 21, 2022

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2021	2020
Assets
Investments, at fair value:
Fixed-maturity securities, available-for-sale, net of allowance for credit loss of $6 and $0 (amortized cost of $1,228,522 and $1,229,704)	$1,310,942	$1,368,221
Short-term investments	28,371	116,573
Total investments	1,339,313	1,484,794
Cash	1,017	1,516
Loan receivable from affiliate	20,000	30,000
Premiums receivable, net of commissions payable	257,335	254,972
Deferred acquisition costs	239,161	242,512
Salvage and subrogation recoverable	88,953	136,042
Assumed funds held from affiliates	92,920	35,050
Other assets (includes $368 and $571, at fair value)	25,964	21,836
Total assets	$2,064,663	$2,206,722

Liabilities
Unearned premium reserve	$806,294	$823,596
Loss and loss adjustment expense reserve	261,086	312,767
Other liabilities (includes $28,978 and $18,884, at fair value)	52,530	43,631
Total liabilities	1,119,910	1,179,994

Commitments and contingencies (Note 12)

Shareholder’s equity
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2021 and 2020)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2021 and 2020)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	9,325	37,896
Accumulated other comprehensive income, net of tax of $4,980 and $7,667	77,446	130,850
Total shareholder’s equity	944,753	1,026,728
Total liabilities and shareholder’s equity	$2,064,663	$2,206,722
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2021	2020
Revenues
Net earned premiums	$97,058	$102,722
Net investment income	44,890	49,168
Net realized investment gains (losses)	954	2,829
Fair value gains (losses) on credit derivatives	(8,557)	5,571
Other income (loss)	5,809	7,518
Total revenues	140,154	167,808

Expenses
Loss and loss adjustment expenses (benefit)	(28,442)	93,569
Amortization of deferred acquisition costs	28,289	30,988
Employee compensation and benefit expenses	11,968	11,118
Other operating expenses	5,880	7,156
Total expenses	17,695	142,831

Income (loss) before income taxes	122,459	24,977
Provision (benefit) for income taxes	1,168	1,046
Net income (loss)	$121,291	$23,931

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2021	2020
Net income (loss)	$121,291	$23,931

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(2,687) and $3,068	(53,394)	50,275
Investments with credit impairment, net of tax	(10)	—
Other comprehensive income (loss)	(53,404)	50,275

Comprehensive income (loss)	$67,887	$74,206

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2021 and 2020

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2019	$—	$1,378	$856,604	$159,310	$80,575	$1,097,867
Net income	—	—	—	23,931	—	23,931
Dividends	—	—	—	(145,345)	—	(145,345)
Other comprehensive income	—	—	—	—	50,275	50,275
Balance at December 31, 2020	—	1,378	856,604	37,896	130,850	1,026,728
Net income	—	—	—	121,291	—	121,291
Dividends	—	—	—	(149,862)	—	(149,862)
Other comprehensive loss	—	—	—	—	(53,404)	(53,404)
Balance at December 31, 2021	$—	$1,378	$856,604	$9,325	$77,446	$944,753

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$121,291	$23,931
Change in deferred acquisition costs	3,351	(7,912)
Change in premiums receivable, net of premiums and commissions payable	(2,307)	(41,647)
Change in ceded unearned premium reserve	1,478	12,886
Change in assumed funds held	(57,870)	2,592
Change in unearned premium reserve	(17,302)	33,870
Change in loss and loss adjustment expense reserve, net	(5,303)	(9,382)
Change in credit derivatives assets and liabilities, net	10,297	(9,832)
Other	(2,739)	1,931
Net cash flows provided by (used in) operating activities	50,896	6,437

Cash flows from investing activities:
Fixed-maturity securities:
Purchases	(226,957)	(114,744)
Sales	51,613	88,418
Maturities	129,625	196,789
Short-term investments with original maturities of over three months:
Purchases	—	(7,661)
Sales	—	999
Maturities	6,665	—
Net sales (purchases) of short-term investments with original maturities of less than three months	81,536	(76,965)
Proceeds from repayment of loan to affiliate	10,000	10,000
Other	—	(42)
Net cash flows provided by (used in) investing activities	52,482	96,794

Cash flows from financing activities:
Dividends paid	(103,800)	(102,638)
Net cash flows provided by (used in) financing activities	(103,800)	(102,638)

Effect of foreign exchange rate changes	(77)	(26)
Increase (decrease) in cash	(499)	567
Cash at beginning of period	1,516	949
Cash at end of period	$1,017	$1,516

Supplemental cash flow information
Income taxes paid (received)	$600	$1,196

Supplemental disclosure of non-cash investing and financing activities:
Purchases of fixed-maturity securities	$—	$(1,030)
Sales of fixed-maturity securities	—	1,030
Dividends paid in the form of fixed-maturity securities and accrued interest	(46,054)	(47,362)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

    AGRO provides specialty insurance and reinsurance on transactions with risk profiles similar to those of its structured finance exposures written in financial guaranty form, and has provided financial guaranty reinsurance. The Company currently provides specialty insurance and reinsurance mainly for life insurance transactions and aircraft residual value insurance (RVI) transactions. The Company's specialty insurance and reinsurance offerings also include life reserve financing, and risk based capital and regulatory capital relief.

The Company’s affiliates, Assured Guaranty Corp. (AGC), Assured Guaranty Municipal Corp. (AGM), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AGC, AGM and AGUK, the affiliated ceding companies), account for all of the new financial guaranty reinsurance business written by the Company in 2021 and 2020.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

    The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 11, Related Party Transactions for additional information.

    Other accounting policies are included in the following notes to the consolidated financial statements.

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Fair value measurement	Note 8
Income taxes	Note 9
Loan receivable from affiliate	Note 11
Commitments and contingencies	Note 12

Recent Accounting Standards Adopted
Simplification of the Accounting for Income Taxes

    In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU was effective for interim and annual periods beginning after December 15, 2020. This ASU did not have an impact on the Company’s consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU became effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022 (the Reference Rate Transition Period).

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies the scope of relief related to ASU 2020-04. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or prospectively for contract modifications made on or before December 31, 2022.

The Company adopted the optional relief afforded by these ASUs in the third quarter of 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2022. The Company has identified insurance contracts, derivatives and other financial instruments that are directly or indirectly influenced by LIBOR, and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s consolidated financial statements upon the initial adoption of these ASUs.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
•improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,
•simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,
•simplify the amortization of deferred acquisition costs (DAC), and
•improve the effectiveness of the required disclosures.

    This ASU does not affect the Company’s financial guaranty insurance contracts, but may affect its accounting for certain specialty (non-financial guaranty) insurance contracts. In November 2020, the FASB deferred the effective date of this ASU to January 1, 2023 with early adoption permitted. If early adoption is elected, there is transition relief allowing for the transition date to be either the beginning of the prior period presented or the beginning of the earliest period presented. If early adoption is not elected, the transition date is required to be the beginning of the earliest period presented. The Company is evaluating when it will adopt this ASU and does not expect this ASU to have a material effect on its consolidated financial statements.

2.    Outstanding Exposure

The Company's outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. Until 2009, the Company also reinsured some financial guaranty contracts that were in credit derivative form, primarily credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty insurance and reinsurance that is consistent with its risk profile and benefits from its underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, typically requiring subordination or collateral to protect it from loss.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company also provides specialty insurance and reinsurance on transactions without special purpose entities but with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management and underwriting committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at regular, periodic meetings. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at the transaction’s inception, which credit ratings are updated by the risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company’s ceding companies, including the Company’s affiliates AGM, AGC, AGUK and AGE also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiations with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as being the higher of ‘AA’ or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company’s insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to one of the three BIG surveillance categories described below based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent investment portfolio yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG surveillance categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Impact of COVID-19 Pandemic

    The coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and it (including its variants) continues to spread throughout the world. Several vaccines and therapeutics have been developed and approved by governments, and distribution of vaccines and therapeutics is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for over two years, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines and therapeutics for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company’s business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company’s loss projections, see Note 3, Expected Loss to be Paid (Recovered).

From shortly after the pandemic reached the U.S. through early 2021 the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. Given significant federal funding in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures, but is still monitoring those sectors it identified as most at risk for any developments related to COVID-19 that may impact the ability of issuers to make upcoming debt service payments. The Company’s internal ratings and loss projections reflect its supplemental COVID-19 surveillance activity. Through April 20, 2022, the Company has paid less than $8.5 million in insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company has already received reimbursement for most of those claims.

Financial Guaranty Exposure

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies’ guarantees of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
     The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2021		As of December 31, 2020
	Gross	Net	Gross	Net
	(in thousands)
Debt Service Outstanding
Public finance	$86,906,242	$86,906,242	$90,753,197	$90,753,197
Structured finance	3,432,185	3,427,185	3,182,173	3,177,173
Total financial guaranty	$90,338,427	$90,333,427	$93,935,370	$93,930,370

Par Outstanding
Public finance	$56,378,776	$56,378,776	$58,667,017	$58,667,017
Structured finance	3,371,440	3,366,440	3,083,441	3,078,441
Total financial guaranty	$59,750,216	$59,745,216	$61,750,458	$61,745,458

Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2021			As of December 31, 2020
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in thousands)
Public finance	$86,747,275	$158,967	$86,906,242	$90,571,521	$181,676	$90,753,197
Structured finance	3,427,185	—	3,427,185	2,691,101	486,072	3,177,173
Total financial guaranty	$90,174,460	$158,967	$90,333,427	$93,262,622	$667,748	$93,930,370

 ____________________
(1)    Under U.S. single risk limit calculations, $83,439.7 million and $87,658.1 million as of December 31, 2021 and December 31, 2020, respectively, of AG Re's net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$62,559	0.1%	$756,279	6.7%	$57,718	1.8%	$45,475	53.8%	$922,031	1.5%
AA	3,797,183	8.4	942,942	8.4	2,435,459	74.2	6,794	8.0	7,182,378	12.0
A	25,091,707	55.6	1,212,317	10.8	261,339	8.0	3,379	4.0	26,568,742	44.5
BBB	14,818,042	32.8	8,269,593	73.6	102,212	3.0	21,419	25.3	23,211,266	38.9
BIG	1,373,962	3.1	54,192	0.5	425,114	13.0	7,531	8.9	1,860,799	3.1
Total net par outstanding	$45,143,453	100.0%	$11,235,323	100.0%	$3,281,842	100.0%	$84,598	100.0%	$59,745,216	100.0%
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$76,013	0.2%	$821,932	7.0%	$119,406	3.9%	$2,460	4.7%	$1,019,811	1.6%
AA	3,999,795	8.5	987,434	8.5	1,893,481	62.6	3,560	6.7	6,884,270	11.1
A	26,335,896	56.0	1,430,570	12.2	311,257	10.3	—	—	28,077,723	45.5
BBB	15,202,379	32.4	8,346,173	71.4	233,465	7.7	36,506	69.0	23,818,523	38.6
BIG	1,364,296	2.9	102,529	0.9	467,946	15.5	10,360	19.6	1,945,131	3.2
Total net par outstanding	$46,978,379	100.0%	$11,688,638	100.0%	$3,025,555	100.0%	$52,886	100.0%	$61,745,458	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Net Par Outstanding by Sector

	As of December 31,
Sector	2021	2020
	(in thousands)
Public finance:
U.S. public finance:
General obligation	$19,757,434	$20,891,972
Tax backed	9,099,138	9,426,399
Municipal utilities	6,075,904	6,593,446
Transportation	3,866,244	3,624,098
Higher education	1,892,805	1,946,346
Infrastructure finance	1,865,673	1,864,646
Healthcare	1,713,765	1,628,223
Investor-owned utilities	283,698	284,439
Housing revenue	195,931	230,927
Renewable energy	57,389	61,498
Other public finance	335,472	426,385
Total U.S. public finance	45,143,453	46,978,379
Non-U.S. public finance:
Regulated utilities	5,528,476	5,487,127
Infrastructure finance	3,262,723	3,566,990
Sovereign and sub-sovereign	1,308,358	1,368,266
Pooled infrastructure	685,912	724,330
Renewable energy	449,854	541,925
Total non-U.S. public finance	11,235,323	11,688,638
Total public finance	$56,378,776	$58,667,017
Structured finance:
U.S. structured finance:
Life insurance transactions	$2,740,971	$2,124,896
Consumer receivables	219,679	298,580
RMBS	167,882	244,512
Pooled corporate obligations	42,029	244,632
Other structured finance	111,281	112,935
Total U.S. structured finance	3,281,842	3,025,555
Non-U.S. structured finance:
Pooled corporate obligations	49,157	83
RMBS	11,492	13,892
Commercial receivables	8,851	12,786
Other structured finance	15,098	26,125
Total non-U.S. structured finance	84,598	52,886
Total structured finance	3,366,440	3,078,441
Total net par outstanding	$59,745,216	$61,745,458

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Expected Amortization of Net Par Outstanding
As of December 31, 2021

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$14,705,922	$494,169	$15,200,091
5 to 10 years	10,866,503	840,968	11,707,471
10 to 15 years	10,662,554	1,131,430	11,793,984
15 to 20 years	8,985,289	640,899	9,626,188
20 years and above	11,158,508	258,974	11,417,482
Total net par outstanding	$56,378,776	$3,366,440	$59,745,216

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$540,720	$20,823	$812,419	$1,373,962	$45,143,453
Non-U.S. public finance	45,930	—	8,262	54,192	11,235,323
Public finance	586,650	20,823	820,681	1,428,154	56,378,776
Structured finance:
Life insurance transactions	—	—	293,798	293,798	2,740,971
U.S. RMBS	4,136	5,106	62,917	72,159	167,882
Other structured finance	—	50,269	16,419	66,688	457,587
Structured finance	4,136	55,375	373,134	432,645	3,366,440
Total	$590,786	$76,198	$1,193,815	$1,860,799	$59,745,216

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$532,235	$3,898	$828,163	$1,364,296	$46,978,379
Non-U.S. public finance	93,240	—	9,289	102,529	11,688,638
Public finance	625,475	3,898	837,452	1,466,825	58,667,017
Structured finance:
Life insurance transactions	—	—	294,008	294,008	2,124,896
U.S. RMBS	15,076	5,487	72,281	92,844	244,512
Other structured finance	10,027	62,957	18,470	91,454	709,033
Structured finance	25,103	68,444	384,759	478,306	3,078,441
Total	$650,578	$72,342	$1,222,211	$1,945,131	$61,745,458

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2021

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$588,729	$2,057	$590,786	79	2	81
Category 2	75,625	573	76,198	9	1	10
Category 3	1,187,084	6,731	1,193,815	77	8	85
Total BIG	$1,851,438	$9,361	$1,860,799	165	11	176

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2020

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$640,165	$10,413	$650,578	87	6	93
Category 2	71,729	613	72,342	8	1	9
Category 3	1,215,282	6,929	1,222,211	74	7	81
Total BIG	$1,927,176	$17,955	$1,945,131	169	14	183
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of Net Par Outstanding
As of December 31, 2021

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. public finance:
California	1,149	$8,831,211	14.8%
Texas	947	4,586,447	7.7
Pennsylvania	471	3,809,647	6.4
New York	433	3,635,878	6.1
Illinois	422	3,459,537	5.8
New Jersey	225	2,411,130	4.0
Florida	201	1,880,890	3.1
Louisiana	129	1,413,891	2.4
Michigan	216	1,359,238	2.3
Alabama	217	968,611	1.6
Other	1,645	12,786,973	21.4
Total U.S. public finance	6,055	45,143,453	75.6
U.S. structured finance (multiple states)	277	3,281,842	5.5
Total U.S.	6,332	48,425,295	81.1
Non-U.S.:
United Kingdom	468	8,775,546	14.7
France	6	971,015	1.6
Spain	6	311,535	0.5
Australia	7	290,192	0.5
Mexico	3	232,867	0.4
Other	41	738,766	1.2
Total non-U.S.	531	11,319,921	18.9
Total	6,863	$59,745,216	100.0%

Exposure to Puerto Rico

    The Company had reinsured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $804.5 million net par outstanding as of December 31, 2021, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures defaulted on bond payments, and the Company has now paid claims on all of its outstanding Puerto Rico exposures except the Municipal Finance Agency (MFA).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (the FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company’s relevant affiliated ceding companies negotiated with the FOMB and other stakeholders over approximately five years and entered into support agreements covering $767.1 million, or 95% of the Company’s insured net par outstanding, of Puerto Rico exposures as of December 31, 2021. All of the Company’s Puerto Rico exposures that were in payment default on December 31, 2021 were covered by support agreements on that date. The plan of adjustment contemplated

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
by one of those support agreements, covering $353.3 million, or 44% of the Company’s insured net par outstanding of Puerto Rico exposures, was consummated on March 15, 2022, while on March 8, 2022, Puerto Rico terminated another of the support agreements, covering $210.2 million of the Company’s insured net par outstanding of Puerto Rico exposures, leaving one support agreement, covering $202.9 million of the Company’s insured net par outstanding of Puerto Rico exposures, in effect after the consummation of the support agreement on March 15, 2022. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the resolution of the Company’s remaining Puerto Rico exposures and the value of the consideration the Company has received or may receive in the future in connection with any such resolutions. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholders’ equity.

Plan of Adjustment

On January 18, 2022, an order and judgment confirming the Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority (GO/PBA Plan) was entered by the United States District Court of the District of Puerto Rico acting under Title III of PROMESA (the Title III Court). The GO/PBA Plan restructured approximately $35 billion of debt (including the Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) bonds insured by the Company) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations (none of which is insured by the Company) consistent with the terms of the settlement embodied in a revised GO and PBA plan support agreement (PSA) entered into by AGM and AGC on February 22, 2021, with certain other stakeholders, the Commonwealth, and the FOMB (GO/PBA PSA). The GO/PBA Plan was consummated on March 15, 2022 (GO/PBA Effective Date.)

As of December 31, 2021, the Company had $352.7 million of insured net par outstanding of GO bonds and $0.6 million of PBA bonds covered by the GO/PBA Plan, all comprising reinsurance assumed from its affiliates AGM and AGC. Of that amount, $3.6 million was second-to-pay exposure.

	Assumed Second-to-Pay	Assumed Direct	Total

GO	$3,625	$349,126	$352,751
PBA	—	556	556
Total GO and PBA	$3,625	$349,682	$353,307

On the GO/PBA Effective Date the AGM and AGC paid claims to their beneficiaries covering all principal and accrued interest for, and extinguishing the Company’s insurance obligations on, all of the direct GO and PBA bonds the Company reinsured except $16.4 million in insured par outstanding covered by the second election described in the second paragraph below. In return, the Company is entitled to receive (excluding amounts received in connection with the second election described in the second paragraph below) from its ceding affiliates the benefits of the following they received under the GO/PBA Plan:

•$134.4 million in cash,
•$164.8 million of new recovery bonds, which represents the face value of current interest bonds and the maturity value of capital appreciation bonds, and
•$67.9 million of contingent value instruments (CVI), which represents the original notional value.

The Company expects to make additional payments and receive additional amounts in connection with its assumed second-to-pay exposure of $3.6 million.

The CVI is intended to provide creditors with additional returns tied to the outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The net financial statement impact of the GO/PBA settlement, which includes the impact of both the claims paid and recoveries received on the GO/PBA Settlement Date and future investment gains and losses on the GO/PBA recovery bonds and CVI, will fluctuate based on changes in fair value of the recovery bonds and CVIs after the GO/PBA Effective Date. AGM and AGC will retain the gross amount of recovery bonds and CVIs until they mature or are sold, at which time, AGM and AGC will settle with their reinsurers, including the Company.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
In August 2021, AGM and AGC exercised certain elections under the GO/PBA Plan that impact the timing of payments under their insurance policies. In accordance with the terms of the GO/PBA Plan, the payment of the principal of all GO bonds and PBA bonds insured by the Company was accelerated against the Commonwealth and became due and payable as of the GO/PBA Effective Date. In accordance with the terms of their insurance policies, AGM and AGC each elected to pay 100% of the then outstanding principal amount of insured bonds plus accrued interest thereon to the date of payment (Acceleration Price) on the GO/PBA Effective Date to holders of insured securities with respect to $328.0 million of the Company’s assumed direct insured par outstanding as of December 31, 2021. With respect to the remaining approximately $21.7 million of the Company’s assumed direct insured par outstanding as of December 31, 2021, insured bondholders were permitted to elect either: (1) to receive the Acceleration Price on the GO/PBA Effective Date; or (2) to receive custody receipts that represent an interest in the legacy insurance policy and cash, new recovery bonds and CVIs (in aggregate, Plan Consideration) that constitute distributions under the GO/PBA Plan. Insured bondholders made the first election with respect to approximately $5.3 million the Company’s insured par outstanding of these bonds, while insured bondholders made the second election with respect to the remaining $16.4 million of the Company’s insured par outstanding of these bonds. For those making the second election, distributions of Plan Consideration are immediately passed through to insured bondholders under the custody receipts to the extent of any cash or proceeds of new securities held in the custodial trust and are applied to make payments and/or prepayments of amounts due under the legacy insured bonds. The Company’s insurance policy continues to guarantee principal and interest coming due on the legacy insured bonds in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates to the extent that distributions of Plan Consideration are insufficient to pay such amounts after giving effect to the distributions described in the immediately preceding sentence. Copies of the documents governing the terms of the custody receipts are available for review by insured bondholders in connection with the distribution of a supplement to the GO/PBA Plan. Further, in the case of insured bondholders who elected to receive custody receipts, AGM and AGC each retains the right to satisfy its obligations under the insurance policy with respect to the related legacy insured bonds at any time thereafter, with 30 days’ notice, by paying the applicable Acceleration Price. Retention by each of AGM and AGC of the right to satisfy its obligations under its insurance policy with respect to the relevant insured bonds by paying the Acceleration Price is authorized by the GO/PBA Plan and each of their rights under its related insurance policies and is reflected in the applicable custodial trust documentation.

Support Agreements

In addition to the GO/PBA PSA, the Company’s relevant affiliated ceding companies entered into the support agreements described below (Support Agreements):

•HTA/CCDA PSA: A PSA with certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA), entered into by AGM and AGC on May 5, 2021.

•PRIFA PSA: A PSA signed on July 27, 2021 by certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Infrastructure Financing Authority (PRIFA) and joined by AGC on July 28, 2021.

•PREPA RSA: A restructuring support agreement with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and the FOMB with respect to PREPA, entered into by AGM and AGC on May 3, 2019. This agreement was terminated by Puerto Rico on March 8, 2022. The Company is still evaluating the potential impact of the termination of this agreement on the financial statements.

    HTA/CCDA PSA. As of December 31, 2021, the Company had $202.9 million of insured net par outstanding that is now covered by the HTA/CCDA PSA: $177.6 million insured net par outstanding of PRHTA (transportation revenue) bonds and $25.3 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA.

    The HTA/CCDA PSA provides for payments to AGM and AGC consisting of (i) cash, (ii) in the case of PRHTA, new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1.2 billion par in Toll Bonds; and the CVI. The HTA/CCDA PSA includes a number of conditions and PRHTA’s plan of adjustment must be approved by the Title III Court, so there

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
can be no assurance that the consensual resolution for PRHTA embodied in the HTA/CCDA PSA will be achieved in its current form, or at all.

On May 27, 2021 the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

PREPA RSA. As of December 31, 2021, the Company had $210.2 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

    The PREPA RSA contemplated the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. On March 8, 2022, Puerto Rico terminated the PREPA RSA. The Company is still evaluating the potential impact of the termination of this agreement on the financial statements.

On May 27, 2021, the FOMB certified a revised fiscal plan for PREPA.

PRIFA PSA. As of December 31, 2021, the Company had $0.7 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum.

The PRIFA PSA provides for payments to AGC consisting of: (i) cash; (ii) CVI; and (iii) a contingent value instrument based on potential outperformance of Puerto Rico’s general fund rum tax collections relative to projections in the 2021 certified fiscal plan (Rum Tax CVI). Under the PRIFA PSA, bondholders and bond insurers of PRIFA receive, in the aggregate, $204 million in cash, the CVI, and the Rum Tax CVI. On January 20, 2022, the United States District Court of the District of Puerto Rico (Federal District Court for Puerto Rico) entered an order under Title VI of PROMESA modifying the PRIFA debt consistent with the PRIFA PSA (PRIFA Modification). On March 15, 2022 the PRIFA Modification was consummated, and AGC paid claims to its beneficiaries covering all principal and accrued interest for, and extinguishing the AGC’s insurance obligations on, all of its PRIFA exposures.

Other Puerto Rico Exposures

MFA. As of December 31, 2021, the Company had $37.5 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. All debt service payments due to date on the insured MFA bonds have been paid in full by the obligor.

Puerto Rico Litigation

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its instrumentalities on debt service payments, and related matters, and the Company is a party to a number of them. Each of the Company’s affiliated ceding companies has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to Puerto Rico obligations which the Company insures. In addition, the Commonwealth, the FOMB and others have taken legal action naming each of the Company’s affiliated ceding companies as party.

Actions That Were Resolved on the GO/PBA Effective Date. As of the GO/PBA Effective Date, the following litigation matters were settled, with all related claims and causes of action against the Company and the other parties being satisfied and discharged:

•Declaratory judgment and injunction sought by AGM and AGC against Governor Alejandro García Padilla et al., filed on January 17, 2016 in the Federal District Court for Puerto Rico.

•Declaratory judgment sought by AGM and AGC against Puerto Rico’s fiscal plan, filed on May 23, 2018 in the Federal District Court for Puerto Rico.

•Motion for relief from the automatic stay or, in the alternative, for adequate protection against Puerto Rico’s diversion of revenues securing the PRHTA bonds (solely as it relates to the Commonwealth), filed on January 16, 2020 in the Federal District Court for Puerto Rico.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
•Motion concerning application of the automatic stay to the revenues securing the PRCCDA bonds, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Motion concerning application of the automatic stay to the revenues securing the PRIFA rum tax bonds, filed on January 16, 2020 in the Federal District Court for Puerto Rico.

•Declaratory judgment sought by the FOMB to disallow administrative rent claims, filed December 21, 2018 in the Federal District Court for Puerto Rico.

•Claim objection by the FOMB and the Official Committee of Unsecured Creditors to invalidate certain Commonwealth general obligation bonds, filed on January 14, 2019 in the Title III Court.

•Declaratory judgment sought by the FOMB that Commonwealth general obligation bonds are not secured by consensual or statutory liens, filed May 2, 2019 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGC and others seeking to disallow claims based on PRIFA bonds insured by AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGC and others seeking to disallow claims based on PRCCDA bonds insured by AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGM, AGC and others seeking to disallow claims in the Commonwealth Title III proceedings based on PRHTA bonds insured by AGM, AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

Remaining Stayed Proceedings. The following Puerto Rico proceedings in which at least one of the Company’s affiliated ceding companies is involved remain stayed:

•On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico to compel the FOMB to certify the PREPA RSA for implementation under Title VI of PROMESA. On July 21, 2017, considering its PREPA Title III petition on July 2, 2017, the FOMB filed a notice of stay under PROMESA.

•On July 18, 2017, AGM and AGC filed a motion for relief in the Federal District Court for Puerto Rico from the automatic stay filed in the PREPA Title III Bankruptcy proceeding. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court’s decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. On May 3, 2019, AGM and AGC entered into the PREPA RSA, but on March 8, 2022, the Commonwealth and PREPA terminated the PREPA RSA. Given the termination of the PREPA RSA, the Company is considering several options to enforce its rights in respect of insured PREPA bonds, including, among other things, a renewal of the motion to lift the automatic stay and seek the appointment of a receiver.

•On May 20, 2019, the FOMB and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico challenging the validity, enforceability, and extent of security interests in PRHTA revenues. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and subsequently extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

•On September 30, 2019, certain fuel line lenders filed an amended adversary complaint against the FOMB and other parties, including AGC and AGM, seeking subordination of PREPA bondholder claims to fuel line lender claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
•On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the FOMB and other parties, seeking subordination of PREPA bondholder claims to SREAEE claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

•On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM and AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims. Considering the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

Dismissed Complaint. On June 26, 2021, the GDB Debt Recovery Authority, through its servicer and collateral monitor and as a holder of PRHTA subordinated debt, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and others challenging the resolution of the PRHTA priority issues set forth in the HTA/CCDA PSA. On August 26, 2021, AGM and AGC filed a motion to dismiss the complaint, which was granted on October 29, 2021.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of December 31,		As of December 31,
	2021	2020	2021	2020
	(in thousands)
Exposure to Puerto Rico	$804,523	$829,933	$1,220,622	$1,288,324
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Puerto Rico
Net Par Outstanding

	As of December 31,
	2021	2020
	(in thousands)
Puerto Rico Exposures Subject to a Plan or Support Agreement
Commonwealth of Puerto Rico - GO (1)	$352,751	$353,411
PBA (1)	556	556
Total GO/PBA Plan	353,307	353,967
PRHTA (Transportation revenue)	177,557	180,356
PRHTA (Highway revenue)	25,350	30,647
Total HTA/CCDA PSA	202,907	211,003
PRIFA (3)	665	665
Total Subject to a Plan or Support Agreement	556,879	565,635

Other Puerto Rico Exposures
PREPA	210,191	215,455
MFA (2)	37,453	48,843
Total Other Puerto Rico Exposures	247,644	264,298
Total net exposure to Puerto Rico	$804,523	$829,933
____________________
(1)    On March 15, 2022, the Modified Eighth Amended Title III Joint Plan of Adjustment, confirmed on January 18, 2022, was consummated, pursuant to which the Company’s relevant affiliated insurance companies, among other things, fully paid claims on all of their direct insured Puerto Rico GO bonds (other than certain GO bonds whose holders made certain elections), reducing the Company's net par exposure to insured Puerto Rico GO bonds by approximately $332.9 million. On the same date and pursuant to the same Plan of Adjustment, its affiliate fully paid claims on its PBA bonds (other than certain PBA bonds whose holders made certain elections), reducing its exposure by $0.4 million. The Company has yet to receive reports on the impact of the consummation of the GO/PBA Plan on its second-to-pay GO and PBA exposure.
(2)    All debt service on this insured exposure has been paid to date without any insurance claim being made on the Company.
(3)    On March 15, 2022, the Company fully paid claims on all of its insured PRIFA bonds, eliminating its exposure to insured PRIFA bonds as of March 15, 2022, pursuant to Title VI orders entered on January 20, 2022.

    The following table shows the scheduled amortization of the reinsured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors. The following table does not reflect the impact of the GO/PBA Plan or the PRIFA Modification consummated on March 15, 2022.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2021

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2022 (January 1 – March 31)	$—	$19,975
2022 (April 1 – June 30)	—	485
2022 (July 1 – September 30)	33,173	53,148
2022 (October 1 – December 31)	—	485
Subtotal 2022	33,173	74,093
2023	38,429	77,731
2024	55,823	93,363
2025	45,612	80,317
2026	47,250	79,709
2027-2031	178,050	307,628
2032-2036	260,799	342,283
2037-2041	145,387	165,498
Total	$804,523	$1,220,622

Exposure to the U.S. Virgin Islands

    As of December 31, 2021, the Company had $146.6 million of assumed net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), all of which was rated BIG (up from $65.5 million BIG as of December 31, 2020). The BIG USVI net par outstanding consisted of bonds of the Public Finance Authority secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI. The COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date, but is experiencing fiscal pressure.

Specialty Insurance and Reinsurance Exposure

    The Company also provides specialty insurance and reinsurance on transactions with risk profiles similar to those of its structured finance exposures written in financial guaranty form. As of December 31, 2021, gross exposure of $143.9 million and net exposure of $83.9 million of aircraft residual value insurance was rated BIG. As of December 31, 2020, gross and net exposure of $12.8 million of aircraft residual value insurance was rated BIG. All other exposures in the table below are investment-grade quality.

Specialty Insurance and Reinsurance
Exposure

	As of December 31, 2021		As of December 31, 2020
	Gross Exposure	Net Exposure	Gross Exposure	Net Exposure
	(in thousands)
Life insurance transactions (1)	$1,249,979	$870,476	$1,121,037	$720,036
Aircraft RVI policies	355,101	200,048	362,600	207,548
Total	1,605,080	1,070,524	1,483,637	927,584
____________________
(1)    The life insurance transactions net exposure is projected to reach $1.1 billion by September 30, 2026.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
3.    Expected Loss to be Paid (Recovered)

Accounting Policy

Expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is net of amounts ceded to reinsurers. The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted estimates of all possible scenarios.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 4, Contracts Accounted for as Insurance and (2) derivatives as described in Note 5, Contracts Accounted for as Credit Derivatives and Note 8, Fair Value Measurement. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the two accounting models.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the period and their view of future performance.

    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability and the market for assets (for RVI transactions) over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management’s view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced, changes in housing prices, results from the Company’s loss mitigation activities, and other variables.

    Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company’s current projections of losses may be subject to considerable volatility and may not reflect the Company’s ultimate claims paid.

    In some instances, the terms of the ceding companies' policy or the terms of certain workout orders and resolutions give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2021	2020	2021	2020
	(in thousands)
Insurance (see Notes 4 and 6)	$186,614	$197,458	$(35,076)	$88,703
Credit derivatives (see Note 5)	658	712	1,220	1,164
Total	$187,272	$198,170	$(33,856)	$89,867

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance and derivative). The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 1.98% with a weighted average of 1.00% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.54% as of December 31, 2020. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 0.5% and 2.0% of the total as of December 31, 2021 and December 31, 2020, respectively.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2021	2020
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$198,170	$210,900
Economic loss development (benefit) due to:
Accretion of discount	1,734	2,273
Changes in discount rates	(15,281)	4,047
Changes in timing and assumptions	(20,309)	83,547
Total economic loss development (benefit)	(33,856)	89,867
Net (paid) recovered losses	22,958	(102,597)
Net expected loss to be paid (recovered), end of period	$187,272	$198,170

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2021
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2021
	(in thousands)
Public finance:
U.S. public finance	$113,696	$(32,859)	$13,602	$94,439
Non-U.S public finance	3,816	(2,457)	(343)	1,016
Public finance	117,512	(35,316)	13,259	95,455
Structured finance:
U.S. RMBS	9,617	(11,710)	6,941	4,848
Life insurance transactions	53,441	8,134	(1,842)	59,733
Other structured finance	17,600	5,036	4,600	27,236
Structured finance	80,658	1,460	9,699	91,817
Total	$198,170	$(33,856)	$22,958	$187,272

	Year Ended December 31, 2020
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in thousands)
Public finance:
U.S. public finance	$140,789	$62,306	$(89,399)	$113,696
Non-U.S public finance	2,038	1,865	(87)	3,816
Public finance	142,827	64,171	(89,486)	117,512
Structured finance:
U.S. RMBS	11,089	(3,414)	1,942	9,617
Life insurance transactions	35,130	22,721	(4,410)	53,441
Other structured finance	21,854	6,389	(10,643)	17,600
Structured finance	68,073	25,696	(13,111)	80,658
Total	$210,900	$89,867	$(102,597)	$198,170

    The tables above include: (i) LAE paid of $8.6 million and $8.4 million for the years ended December 31, 2021 and 2020, respectively, and (ii) expected LAE to be paid of $5.7 million as of December 31, 2021 and $7.1 million as of December 31, 2020.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Selected U.S. Public Finance Transactions

    The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $804.5 million net par outstanding as of December 31, 2021, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

In the fourth quarter of 2021, the affiliated ceding companies sold a portion of their salvage and subrogation recoverable asset associated with certain matured Puerto Rico GO and PREPA exposures on which the Company had previously paid claims. This sale resulted in proceeds of $74.0 million, which is included in “net (paid) recovered losses” in the tables above. Also in the fourth quarter of 2021, the Company updated its assumptions for the value of the CVIs and recovery bonds to be received under the GO/PBA Plan and other settlements. During 2021, the Company also incorporated refinements to reflect certain terms of the Puerto Rico support agreements.

    On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2021, the Company’s net assumed par outstanding subject to the plan consisted of $45.3 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2021, including those mentioned above, to be $94.4 million, compared with a net expected loss of $113.7 million as of December 31, 2020.

    The economic benefit for U.S. public finance transactions was $32.9 million in 2021, which was primarily attributable to Puerto Rico exposures. The changes attributable to the Company’s Puerto Rico exposures reflect adjustments the Company made to the assumptions it used in its scenarios based on the public information as well as nonpublic information related to affiliated ceding companies' loss mitigation activities during the period.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind mortgage borrowers fall in making payments, the more likely it is that they will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not behind on payments and have not fallen two or more payments behind in the last two years (generally considered performing borrowers) have demonstrated an ability and willingness to pay through challenging economic periods, and as a result are viewed as less likely to default than delinquent borrowers or those that have experienced delinquency recently. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2021	2020
	(in thousands)
First lien U.S. RMBS	$(2,021)	$(571)
Second lien U.S. RMBS	(9,689)	(2,843)

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third-party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
First Lien Liquidation Rates

	As of December 31,
	2021	2020
Current but recently delinquent (1)
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	35
Subprime	30	30
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	40
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	45	45
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	55	55
Real Estate Owned
All	100	100
___________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

    Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID-19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. Until the third quarter of 2021, the Company’s expected loss estimate assumed that some delinquencies were due to COVID-19 related forbearances, and had applied a liquidation rate of 20% to such loans, which was the same liquidation rate assumption used when estimating expected losses for current loans that were recently modified or delinquent. A substantial portion of the loans have resolved favorably, and the Company now expects that the loans that continue to be delinquent will default at a higher rate than the original overall assumption of 20%. Therefore, the Company discontinued the segregation of COVID-19 related forbearances and the application of a special 20% liquidation rate to such COVID-19 forbearances. Beginning in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, did not significantly increase expected losses on this cohort.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a CDR curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that was calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 1.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent, or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.
    Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base case that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base case that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for first lien U.S. RMBS.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Key Assumptions in Base Case Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
Plateau CDR	2.3% - 11.6%	6.0%	0.0% - 9.6%	5.3%
Final CDR	0.1% - 0.6%	0.3%	0.0% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%
Option ARM
Plateau CDR	3.3% - 11.9%	5.1%	2.8% - 11.9%	5.1%
Final CDR	0.2% - 0.6%	0.3%	0.1% - 0.6%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		60%
Subprime
Plateau CDR	3.3% - 8.6%	6.6%	2.7% - 11.3%	5.7%
Final CDR	0.2% - 0.4%	0.3%	0.1% - 0.6%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a pattern similar to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2020.

In the third quarter of 2021, the Company implemented a new recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. The Company now assumes that 20% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. The addition of this new assumption resulted in an economic benefit of $0.6 million.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2021 and December 31, 2020.

Total expected loss to be paid on all first lien U.S. RMBS was $6.9 million and $7.6 million as of December 31, 2021 and December 31, 2020, respectively. The $2.0 million economic benefit in 2021 for first lien U.S. RMBS was primarily attributable to changes in discount rates and the implementation of a recovery assumption for deferred principal balances that had previously been written off, partially offset by lower excess spread.

Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. An increase in projected LIBOR decreases excess spread, while lower LIBOR results in higher excess spread. LIBOR is anticipated to be discontinued after June

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
30, 2023, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2021 as it used as of December 31, 2020, increasing and decreasing the periods of stress from those used in the base case.

In the Company’s most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $1.0 million for all first lien U.S. RMBS transactions. In the Company’s least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $0.6 million for all first lien U.S. RMBS transactions.
Second Lien U.S. RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180-days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. As in the case of first lien transactions, starting in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, increased expected losses by approximately $1.5 million for second lien transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2020.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period.

The HELOC loans underlying the Company’s insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period. The Company does not apply a CDR increase when such loans are projected to reach their principal amortization period due to the likelihood that those loans will either prepay or once again have their interest-only periods extended. In addition, based on recent trends, in the third quarter of 2021, the Company reduced the CDR floor from 2.5% to 1.0%, as the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2021 and December 31, 2020 that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company’s second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period.  In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. In the third quarter of 2021, the Company increased its recovery assumption for charged-off loans from 20% to 30%, as shown in the table below, based on recent observed trends. The higher recovery assumption, together with higher actual recoveries and other information obtained on charged-off loans, resulted in a $6.8 million increase in expected recoveries. Such recoveries are assumed to be received evenly over the next five years. If the recovery rate increases to 40%, expected loss to be paid would decrease from current projections by approximately $4.0 million. If the recovery rate decreases to 20% expected loss to be paid would increase from current projections by approximately $4.0 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2020. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	8.4% - 39.6%	16.0%	5.0% - 36.2%	12.8%
Final CDR trended down to	1.0%		2.5% - 3.2%	2.5%
Liquidation rates:
Current but recently delinquent (1)	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	30%		20%
___________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
recovery on all second lien U.S. RMBS was $2.1 million as of December 31, 2021 and expected loss to be paid was $2.0 million as of December 31, 2020. The $9.7 million economic benefit in 2021 was primarily attributable to higher recoveries on previously charged-off loans and improved performance in certain transactions.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company’s most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $0.6 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $0.7 million for HELOC transactions.

Life Insurance Transactions

    The Company had $2,741.0 million of net par exposure to financial guaranty life insurance transactions as of December 31, 2021, of which $293.8 million in net par is rated BIG. The life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled life insurance exposures as of December 31, 2021 will be $59.7 million, compared with a net expected loss of $53.4 million as of December 31, 2020. The economic loss development was $8.1 million during 2021, which was primarily attributable to expected weakened economics in certain transactions.

Structured Finance Other Than U.S. RMBS and Life Insurance

The Company provides financial guaranty reinsurance on $219.2 million net par of student loan securitizations issued by private issuers. Of this amount, $55.5 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $83.9 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and life insurance transactions was $27.2 million. The economic loss development during 2021 was approximately $5.0 million, which was primarily attributable to deterioration of certain aircraft RVI exposures and LAE for certain transactions.

Recovery Litigation

    In the ordinary course of their respective businesses, affiliated ceding companies are involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's financial statements.

    The relevant affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance, unless otherwise specified. See Note 5, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Premiums

Accounting Policies

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums”.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1, 2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that life insurance unearned premium reserve when premiums are due. For specialty insurance and reinsurance, premiums receivable consist of the amount of contractual premiums due.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2021	2020
	(in thousands)
Financial guaranty:
Scheduled net earned premiums	$72,165	$67,969
Accelerations from refundings and terminations	16,221	26,822
Accretion of discount on net premiums receivable	5,403	5,577
Financial guaranty insurance net earned premiums	93,789	100,368
Specialty net earned premiums	3,269	2,354
Net earned premiums	$97,058	$102,722

Components of
Unearned Premium Reserve

	As of December 31, 2021			As of December 31, 2020
	Gross	Ceded (2)	Net	Gross	Ceded (2)	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$788,454	$5	$788,449	$802,194	$24	$802,170
Contra-paid (1)	(2,129)	—	(2,129)	(1,114)	—	(1,114)
Unearned premium reserve	786,325	5	786,320	801,080	24	801,056
Unearned premium reserve - Specialty insurance and reinsurance	19,969	9,044	10,925	22,516	10,503	12,013
Unearned premium reserve	$806,294	$9,049	$797,245	$823,596	$10,527	$813,069
 ____________________
(1)    See “Losses – Insurance Contracts’ Loss Information” below for an explanation of “contra-paid.”
(2)    Reported in “other assets” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Unearned Premium Reserve by Company

	As of December 31, 2021			As of December 31, 2020
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$124	$786,196	$786,320	$12,449	$788,607	$801,056
Specialty insurance and reinsurance	10,925	—	10,925	12,013	—	12,013
Unearned premium reserve	$11,049	$786,196	$797,245	$24,462	$788,607	$813,069
 ____________________
(1)    Under U.S. single risk limit calculations, $672.9 million and $691.1 million as of December 31, 2021 and December 31, 2020, respectively, of AG Re net unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable, Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2021	2020
	(in thousands)
Beginning of year	$254,972	$227,356
Less: Specialty insurance premium receivable	551	2,073
Financial guaranty insurance premiums receivable	254,421	225,283
Gross written premiums on new business, net of commissions	54,124	82,052
Gross premiums received, net of commissions	(49,456)	(76,042)
Adjustments:
Changes in the expected term	(109)	18,835
Accretion of discount, net of commissions on assumed business	1,976	2,647
Foreign exchange gain (loss) on remeasurement	(3,830)	5,955
Cancellation of assumed reinsurance	—	(4,903)
Other adjustments	(498)	594
Financial guaranty insurance premium receivable	256,628	254,421
Specialty insurance premium receivable	707	551
December 31,	$257,335	$254,972

Approximately 54% and 59% of gross premiums receivable, net of commissions on assumed business as of December 31, 2021 and December 31, 2020, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2021
	Future Gross Premiums to be Collected (1)	Future Net Premiums to be Earned (2)
	(in thousands)
2022 (January 1 – March 31)	$16,452	$17,139
2022 (April 1 – June 30)	6,013	17,222
2022 (July 1 – September 30)	5,895	17,208
2022 (October 1 – December 31)	10,882	16,718
Subtotal 2022	39,242	68,287
2023	23,890	63,153
2024	20,143	56,692
2025	15,366	49,174
2026	14,462	46,061
2027-2031	64,606	196,600
2032-2036	46,566	131,989
2037-2041	31,081	77,203
After 2041	49,846	99,290
Total	$305,202	788,449
Future accretion		68,657
Total future net earned premiums		$857,106
____________________
(1)    Net of assumed commissions payable.
(2)     Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2021	2020
	(dollars in thousands)
Premiums receivable, net of commissions payable	$256,628	$254,421
Deferred premium revenue	376,808	369,733
Weighted‑average risk-free rate used to discount premiums	1.8%	1.8%
Weighted‑average period of premiums receivable (in years)	11.3	11.2

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in DAC, with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Roll Forward of Deferred Acquisition Costs

	Year Ended December 31,
	2021	2020
	(in thousands)
Beginning of year	$242,512	$234,600
Deferrals	23,786	37,928
Amortization	(27,137)	(30,016)
December 31,	$239,161	$242,512

Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses” and reported in “other assets”. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

    Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of, or other recoveries in relation to, an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations, (ii) no effect on the consolidated balance sheet or consolidated statement of operations, if “total loss” is not in excess of deferred premium revenue, or (iii) the recording of a salvage asset with a benefit to the consolidated statement of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts’ Loss Information

Loss reserves are based on expected loss to be paid (recovered) which is discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.98% with a weighted average of 1.00% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.54% as of December 31, 2020.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2021	2020
	(in thousands)
Public finance:
U.S. public finance	$82,308	$99,722
Non-U.S public finance	152	1,517
Public finance	82,460	101,239
Structured finance:
U.S. RMBS	4,637	9,466
Life insurance transactions	57,569	50,882
Other structured finance	25,218	15,128
Structured finance	87,424	75,476
Total	$169,884	$176,715

Components of Net Reserve (Salvage)

	As of December 31,
	2021	2020
	(in thousands)
Loss and LAE reserve	$261,086	$312,767
Reinsurance recoverable on unpaid losses (1)	(2,305)	(66)
Other payable (2)	55	55
Loss and LAE reserve, net and other payable	258,836	312,756
Salvage and subrogation recoverable	(88,953)	(136,042)
Salvage and subrogation reinsurance payable (2)	1	1
Salvage and subrogation recoverable, net	(88,952)	(136,041)
Net reserve (salvage)	$169,884	$176,715
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.
(2)    Reported in “other liabilities” on the consolidated balance sheets.

    The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2021	2020
	(in thousands)
Public finance:
U.S. public finance	$(31,662)	$66,448
Non-U.S public finance	(1,231)	465
Public finance	(32,893)	66,913
Structured finance:
U.S. RMBS	(8,122)	(1,397)
Life insurance transactions	8,529	23,144
Other structured finance	4,044	4,909
Structured finance	4,451	26,656
Loss and LAE (benefit)	$(28,442)	$93,569

In each of the years presented, the primary component of U.S. public finance loss and LAE (benefit) was Puerto Rico exposures.

Financial Guaranty Insurance Loss Information

    The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$181,802
Contra-paid, net	2,129
Salvage and subrogation recoverable	88,952
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(254,023)
Net expected loss to be expensed (present value)	$18,860

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in thousands)
2022 (January 1 – March 31)	$445
2022 (April 1 – June 30)	447
2022 (July 1 – September 30)	404
2022 (October 1 – December 31)	397
Subtotal 2022	1,693
2023	1,553
2024	1,474
2025	1,532
2026	1,481
2027-2031	6,026
2032-2036	3,384
2037-2041	976
After 2041	741
Net expected loss to be expensed	18,860
Future accretion	36,355
Total expected future loss and LAE	$55,215

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2021

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	79	9	77	165
Remaining weighted-average period (in years)	9.0	9.8	9.1	9.1

Outstanding exposure:
Par	$588,729	$75,625	$1,187,084	$1,851,438
Interest	271,108	6,088	455,843	733,039
Total	$859,837	$81,713	$1,642,927	$2,584,477

Expected cash outflows (inflows)	$11,624	$18,512	$1,012,118	$1,042,254
Potential recoveries (2)	(60,072)	(3,910)	(760,115)	(824,097)
Subtotal	(48,448)	14,602	252,003	218,157
Discount	575	(2,105)	(34,825)	(36,355)
Expected losses to be paid (recovered)	$(47,873)	$12,497	$217,178	$181,802

Deferred premium revenue	$8,339	$540	$14,461	$23,340
Reserves (salvage)	$(51,457)	$11,957	$204,572	$165,072

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	87	8	74	169
Remaining weighted‑average period (in years)	8.6	10.2	9.7	9.4

Outstanding exposure:
Par	$640,165	$71,729	$1,215,282	$1,927,176
Interest	276,338	5,978	503,811	786,127
Total	$916,503	$77,707	$1,719,093	$2,713,303

Expected cash outflows (inflows)	$15,088	$16,253	$892,327	$923,668
Potential recoveries (2)	(65,325)	(2,611)	(608,752)	(676,688)
Subtotal	(50,237)	13,642	283,575	246,980
Discount	1,210	(2,121)	(43,001)	(43,912)
Expected losses to be paid (recovered)	$(49,027)	$11,521	$240,574	$203,068

Deferred premium revenue	$13,690	$371	$16,200	$30,261
Reserves (salvage)	$(53,385)	$11,150	$224,560	$182,325
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the Company’s ceding companies may result in increased claims under financial guaranties reinsured by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, the Company’s affiliated ceding companies have issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under these policies, the affiliated ceding companies insure the periodic swap payments owed by the municipal obligors to the bank counterparties. In such cases, the affiliated ceding companies would be required to pay the swap termination payment owed by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy, if (i) the affiliated ceding companies have been downgraded below the rating trigger set forth in a swap in respect of which they have insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing the affiliated ceding companies or otherwise curing the downgrade of the affiliated ceding companies; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below the rating trigger set forth in such swap (which rating trigger varies on a transaction by transaction basis), and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it. Conversely, no termination payment would be owed in such cases if the transaction documents include as a condition that an underlying event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below a specified rating trigger, and such condition has not been met. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of the affiliated ceding companies were downgraded below “A-” by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below “A3” by Moody’s Investors Service, Inc. (Moody’s), and the conditions giving rise to the obligation of the affiliated ceding

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
companies to make a payment under the swap policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $4.1 million in respect of such termination payments.

Specialty Insurance Loss Activity and Components

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2021	2020
	(in thousands)
Balance as of January 1	$2,268	$66
Less: Reinsurance recoverable	66	66
Net loss and LAE reserve balance as of January 1	2,202	—
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	7,812	—
Net loss reserves (salvage) balance as of January 1	(5,610)	—
Incurred losses and LAE related to:
Current year	2,932	2,548
Prior years	778	(225)
Total incurred losses and LAE	3,710	2,323
Loss and LAE and salvage (paid) recovered related to:
Current year	—	(7,933)
Prior years	6,712	—
Total loss and LAE and salvage (paid) recovered	6,712	(7,933)
Net loss reserves (salvage) balance as of December 31	4,812	(5,610)
Plus: Salvage and subrogation recoverable, net of reinsurance	—	7,812
Plus: Reinsurance recoverable (1)	2,305	66
Balance as of December 31	$7,117	$2,268
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

5.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps. The Company’s credit derivatives primarily consist of assumed CDS contracts from AGC.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a CDS contract; however, the ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are reported in “fair value gains (losses) on credit derivatives” in the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company’s consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

    The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 14.7 years and 14.5 years as of December 31, 2021 and December 31, 2020, respectively.
Credit Derivatives

	As of December 31, 2021		As of December 31, 2020
Sector	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$139,970	$(680)	$185,519	$(1,331)
Non-U.S. public finance	830,128	(22,682)	878,855	(11,814)
U.S. structured finance	35,408	(5,248)	113,573	(5,168)
Non-U.S. structured finance	—	—	—	—
Total	$1,005,506	$(28,610)	$1,177,947	$(18,313)

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2021		As of December 31, 2020
Rating Category	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in thousands)
AAA	$696,842	69.3%	$759,950	64.5%
AA	50,924	5.1	86,861	7.4
A	90,609	9.0	135,603	11.5
BBB	157,770	15.7	177,578	15.1
BIG	9,361	0.9	17,955	1.5
Credit derivative net par outstanding	$1,005,506	100.0%	$1,177,947	100.0%

Fair Value of Credit Derivatives

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2021	2020
	(in thousands)
Realized gains (losses) and other settlements	$924	$(2,531)
Net unrealized gains (losses)	(9,481)	8,102
Fair value gains (losses) on credit derivatives	$(8,557)	$5,571

    During 2021, fair value losses on credit derivatives were generated primarily as a result of the decreased cost to buy protection on AGC, as the market cost of AGC’s credit protection decreased during the period and AGC is the primary company ceding credit derivatives to the Company. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. These losses were partially offset by price improvement in certain underlying collateral and the termination of certain CDS transactions.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
During 2020, fair value gains on credit derivatives were generated primarily as a result of the increased cost to buy protection on AGC. Some of the unrealized fair value gains from the increased cost to buy protection on AGC was limited by certain transactions reaching their floor levels. As of December 31, 2020, approximately 55% of the fair value of CDS contracts was related to transactions that had reached their floors, which consisted of one transaction with $724.3 million in net par outstanding.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the ceding company’s own credit cost based on the price to purchase credit protection on AGC. The ceding company determines its own credit risk primarily based on quoted CDS prices traded on AGC at each balance sheet date. Substantially all of the Company's CDS, on a fair value basis, are assumed from AGC.

CDS Spread on AGC (in basis points)

	As of December 31,
	2021	2020	2019
Five-year CDS spread	49	132	41
One-year CDS spread	16	36	9

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of December 31,
	2021	2020
	(in thousands)
Fair value of credit derivatives before effect of affiliated ceding company credit spread	$(41,924)	$(52,659)
Plus: Effect of affiliated ceding company's credit spread	13,314	34,346
Net fair value of credit derivatives	$(28,610)	$(18,313)

    The fair value of CDS contracts as of December 31, 2021, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company. Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business. As of December 31, 2021, if each non-affiliated and affiliated company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amount that AG Re could be required to pay to all non-affiliated and affiliated companies would be approximately $33.5 million and $415.0 million, respectively.

    The Company cedes a de minimis amount of financial guaranty business to a non-affiliated company. In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Specialty Business

The Company, through AGRO, assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2021, an estimated $1.9 million of collateral in respect of certain of its Assumed Specialty Business. A further downgrade of AGRO’s S&P rating below “A-” would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below “A-”, would also require AGRO to post, as of December 31, 2021, an estimated $11.7 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed and Ceded Businesses (both financial guaranty and specialty). See Note 11, Related Party Transactions, for balances with affiliates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Effect of Reinsurance on Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2021	2020
	(in thousands)
Premiums Written:
Assumed	$80,375	$141,656
Ceded (1)	(392)	10,171
Net	$79,983	$151,827

Premiums Earned:
Direct	$1,032	$715
Assumed	97,896	104,534
Ceded	(1,870)	(2,527)
Net	$97,058	$102,722

Loss and LAE (benefit):
Direct	$5,170	$—
Assumed (2)	(31,373)	93,569
Ceded	(2,239)	—
Net	$(28,442)	$93,569
____________________
(1)    Positive ceded premiums written were due to termination of a reinsurance transaction.
(2)     See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2021	2020
	(in thousands)
Ceded premium payable, net of commissions	$99	$43
Ceded expected loss to be recovered	2,304	65
Ceded unearned premium reserve	9,049	10,527
Financial guaranty ceded par outstanding (2)	5,000	5,000
Specialty ceded exposure (see Note 2)	534,556	556,053
____________________
(1)    There was no collateral posted by third party reinsurers as of December 31, 2021 and December 31, 2020. See Note 11, Related Party Transactions for information on affiliated reinsurers.
(2)    All ceded par is rated investment grade as of December 31, 2021 and December 31, 2020.

7.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder’s equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Cash consists of cash on hand and demand deposits.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from affiliate, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion).

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets”.

Credit Losses

For fixed-maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses). The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

Credit losses are reassessed each period. The allowance for credit losses and the corresponding charge to net realized investment gains (losses) can be reversed if conditions change, however, the allowance for credit losses will never be reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in “net realized investment gains (losses)”.

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security, except for PCD securities. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur: (i) the date it is deemed uncollectible; or (ii) when it is six months past due. All write-offs of

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations. For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, and the fair value of the security is below amortized cost, the amortized cost is written down to current fair value, with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each reporting period.

Investment Portfolio

As of December 31, 2021, the majority of the investment portfolio is managed by two outside managers. The Company has established investment guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Accrued investment income on the investment portfolio and the loan receivable from affiliate was $9.8 million and $9.7 million as of December 31, 2021 and December 31, 2020, respectively. In 2021 and 2020, the Company did not write off any accrued investment income.

As of December 31, 2021 and December 31, 2020, the Company had $28.4 million and $116.6 million of short-term securities in its investment portfolio. Weighted average credit rating of short-term securities was AAA as of both December 31, 2021 and December 31, 2020, based on the lower of the Moody’s and S&P classifications.

Fixed-Maturity Securities by Security Type
As of December 31, 2021

Security Type	Percent of Total (2)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (4)
	(dollars in thousands)
Obligations of state and political subdivisions	25%	$302,176	$—	$29,774	$(596)	$331,354	$—	AA-
U.S. government and agencies	2	25,266	—	4,594	(211)	29,649	—	AA+
Corporate securities (3)	46	566,633	(6)	31,640	(1,405)	596,862	(10)	A
Mortgage-backed securities (5):	—
RMBS	14	167,668	—	12,131	(80)	179,719	—	AA+
Commercial mortgage-backed securities (CMBS)	11	136,730	—	6,288	—	143,018	—	AAA
Asset-backed securities:
Collateralized loan obligations (CLOs)	2	26,609	—	69	(16)	26,662	—	AAA
Other	—	2,585	—	139	—	2,724	—	AAA
Non-U.S. government securities	—	855	—	99	—	954	—	AA-
Total fixed-maturity securities (6)	100%	$1,228,522	$(6)	$84,734	$(2,308)	$1,310,942	$(10)	AA-

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Fixed-Maturity Securities by Security Type
As of December 31, 2020 (1)

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (4)
	(dollars in thousands)
Obligations of state and political subdivisions	22%	$267,507	$39,146	$—	$306,653	AA-
U.S. government and agencies	2	30,377	5,983	(2)	36,358	AA+
Corporate securities (3)	42	520,981	58,266	(78)	579,169	A
Mortgage-backed securities (5):	—
RMBS	18	218,217	21,839	(3)	240,053	AA+
CMBS	12	145,721	12,971	(31)	158,661	AAA
Asset-backed securities:
CLOs	3	41,185	172	(70)	41,287	AAA
Other	1	5,584	304	—	5,888	AAA
Non-U.S. government securities	—	132	20	—	152	AA
Total fixed-maturity securities (6)	100%	$1,229,704	$138,701	$(184)	$1,368,221	AA-
____________________
(1)    There was no allowance for credit losses as of December 31, 2020.
(2)    Based on amortized cost.
(3)    Includes securities issued by taxable universities and hospitals.
(4)    Ratings represent the lower of the Moody’s and S&P classifications except for risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(5)    U.S. government-agency obligations were approximately 59% of mortgage-backed securities as of December 31, 2021 and 64% as of December 31, 2020, based on fair value.
(6)    0.2% of fixed-maturity securities are rated BIG as of both December 31, 2021 and December 31, 2020, respectively, based on fair value.

Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$31,263	$(575)	$384	$(21)	$31,647	$(596)
U.S. government and agencies	—	—	6,988	(211)	6,988	(211)
Corporate securities	55,425	(566)	21,302	(829)	76,727	(1,395)
Mortgage-backed securities:
RMBS	1,554	(80)	—	—	1,554	(80)
Asset-backed securities:
CLOs	19,534	(16)	—	—	19,534	(16)
Total	$107,776	$(1,237)	$28,674	$(1,061)	$136,450	$(2,298)
Number of securities (1)		59		25		83

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
U.S. government and agencies	$1,097	$(2)	$—	$—	$1,097	$(2)
Corporate securities	14,918	(78)	—	—	14,918	(78)
Mortgage-backed securities:
RMBS	380	(3)	—	—	380	(3)
CMBS	—	—	635	(31)	635	(31)
Asset-backed securities:
CLOs	16,465	(34)	11,568	(36)	28,033	(70)
Total	$32,860	$(117)	$12,203	$(67)	$45,063	$(184)
Number of securities (1)		17		9		25
____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2021 and December 31, 2020 were not related to credit quality. In addition, the Company currently does not intend and is not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2021, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, one security had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2020 no securities had unrealized losses in excess of 10% of its carrying value.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2021 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2021

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$14,156	$14,282
Due after one year through five years	331,527	352,159
Due after five years through 10 years	284,477	303,770
Due after 10 years	293,964	317,994
Mortgage-backed securities:
RMBS	167,668	179,719
CMBS	136,730	143,018
Total	$1,228,522	$1,310,942

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory requirements totaled $753.3 million and $849.2 million as of December 31, 2021 and December 31, 2020, respectively.

    There were no investments that were non-income producing for the years ended December 31, 2021 and December 31, 2020.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Investment Income

Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2021	2020
	(in thousands)
Investment income:
Interest income from fixed-maturities and short-term investments	$45,017	$48,985
Interest income from loan receivable from affiliate (see Note 11)	935	1,609
Investment income	45,952	50,594
Investment expenses	(1,062)	(1,426)
Net investment income	$44,890	$49,168

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2021	2020
	(in thousands)
Gross realized gains on sales available-for-sale securities	$347	$3,404
Gross realized losses on sales available-for-sale securities	(1,179)	(1,453)
Change in credit impairment	(26)	(4)
Other net realized gains (losses)	1,812	882
Net realized investment gains (losses)	$954	$2,829

As of December 31, 2021, the Company had $6 thousand in allowance for credit losses. Allowance for credit losses was zero as of December 31, 2020. The Company recorded a de minimis amount of additions for credit losses during both 2021 and 2020 for securities that were subsequently sold or had credit losses reduced during the year. The Company did not purchase any PCD securities during the periods presented.

8.    Fair Value Measurement

Accounting Policy

    The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company's creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
may refine its methodologies and assumptions. During 2021, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There were no transfers of fixed-maturity securities into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2021, the Company used models to price 20 securities with a fair value of $30.4 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts, and also include assumed interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes in fair value reported in the consolidated statements of operations. Of the total credit derivative net par outstanding as of December 31, 2021, 99.8% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS contracts with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives they sell, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how an affiliated ceding company's own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, an affiliated ceding company's credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2021 were such that market prices of the Company’s CDS contracts were not available.

    Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS is from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the measurement of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from trading desks for the specific asset in question. The Company validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are unpublished spread quotes from market participants or market traders who are not trustees. The Company obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.
•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.
•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    The rates used to discount future expected premium cash flows ranged from 0.11% to 1.78% at December 31, 2021 and 0.19% to 1.28% at December 31, 2020.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. For assumed exposures from AGC, AGC's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC. Due to the relatively low volume and characteristics of CDS contracts remaining in AG Re's portfolio assumed from AGM, changes in AGM's credit spreads do not significantly affect the fair value of these CDS contracts. AGC obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, the transactions' fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the affiliated ceding company retains on a transaction generally decreases.

In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Based on fair value, approximately 55% of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2020. As of December 31, 2021 the corresponding percentage was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when such credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The affiliated ceding companies corroborate the assumptions in their fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of their CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of their CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.
•    The model maximizes the use of market-driven inputs whenever they are available.
•    The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the exit market is a hypothetical one based on the entry market.
•    There is a very limited market in which to validate the reasonableness of the fair values developed by the model.
•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.
•    Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$—	$331,354	$—	$331,354
U.S. government and agencies	—	29,649	—	29,649
Corporate securities	—	596,862	—	596,862
Mortgage-backed securities:
RMBS	—	175,974	3,745	179,719
CMBS	—	143,018	—	143,018
Asset-backed securities	—	2,724	26,662	29,386
Non-U.S. government securities	—	954	—	954
Total fixed-maturity securities	—	1,280,535	30,407	1,310,942
Short-term investments	28,371	—	—	28,371
Credit derivative assets (1)	—	—	368	368
Total assets carried at fair value	$28,371	$1,280,535	$30,775	$1,339,681
Liabilities:
Credit derivative liabilities (2)	$—	$—	$28,978	$28,978
Total liabilities carried at fair value	$—	$—	$28,978	$28,978

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$—	$306,653	$—	$306,653
U.S. government and agencies	—	36,358	—	36,358
Corporate securities	—	579,169	—	579,169
Mortgage-backed securities:
RMBS	—	235,934	4,119	240,053
CMBS	—	158,661	—	158,661
Asset-backed securities	—	5,888	41,287	47,175
Non-U.S. government securities	—	152	—	152
Total fixed-maturity securities	—	1,322,815	45,406	1,368,221
Short-term investments	109,908	6,665	—	116,573
Credit derivative assets (1)	—	—	571	571
Total assets carried at fair value	$109,908	$1,329,480	$45,977	$1,485,365
Liabilities:
Credit derivative liabilities (2)	$—	$—	$18,884	$18,884
Total liabilities carried at fair value	$—	$—	$18,884	$18,884
____________________
(1)    Reported in “other assets”.
(2)    Reported in “other liabilities”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2021 and 2020.

Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2021

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in thousands)
Fair value as of December 31, 2020	$4,119		$41,287		$(18,313)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	191	(1)	100	(1)	(8,557)	(3)
Other comprehensive income (loss)	56		(49)		—
Purchases	—		31,530		—
Sales			(22,830)		—
Settlements	(621)		(23,376)		(1,740)
Fair value as of December 31, 2021	$3,745		$26,662		$(28,610)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2021 included in:
Earnings					$(11,755)	(3)
Other comprehensive income (OCI)	$18		$16

Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in thousands)
Fair value as of December 31, 2019	$4,712		$38,230		$(28,145)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	308	(1)	(49)	(1)	5,571	(3)
Other comprehensive income (loss)	(155)		122		—
Purchases	—		11,806		—
Sales	—		(5,813)		—
Settlements	(746)		(3,009)		4,261
Fair value as of December 31, 2020	$4,119		$41,287		$(18,313)	(3)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2020 included in:
Earnings					$10,173
OCI	$(75)		$121
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance sheets based on net exposure by transaction.
(3)    Reported in “fair value gains (losses) on credit derivatives”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2021

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$3,745	CPR	2.0%	-	6.1%	6.1%
		CDR	1.4%	-	3.2%	1.4%
		Loss severity	100.0%
		Yield	4.5%	-	4.7%	4.7%

Asset-backed securities (CLOs)	26,662	Discount margin	0.0%	-	1.1%	1.0%

Credit derivative liabilities, net	(28,610)	Year 1 loss estimates	0.0%	-	85.8%	0.1%
		Hedge cost (in basis points (bps))	8.0	-	37.1	12.6
		Bank profit (in bps)	0.0	-	187.8	45.0
		Internal floor (in bps)	8.8
		Internal credit rating	AAA	-	CCC	AA+
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2020

Financial Instrument Description (1)	Fair Value (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$4,119	CPR	2.6%	-	3.5%	2.6%
		CDR	1.9%	-	4.0%	1.9%
		Loss severity	90.0%	-	100.0%	99.9%
		Yield	4.3%	-	4.4%	4.4%

Asset-backed securities (CLOs)	41,287	Discount margin	0.1%	-	1.5%	1.0%

Credit derivative liabilities, net	(18,313)	Year 1 loss estimates	0.0%	-	85.0%	1.2%
		Hedge cost (in bps)	19.4	-	99.2	31.7
		Bank profit (in bps)	47.2	-	329.1	57.1
		Internal floor (in bps)	15.0
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

    The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$20,583	$30,000	$31,791
Other assets (1)	9,827	9,827	9,690	9,690
Financial guaranty insurance contracts (2)	(694,722)	(870,855)	(729,500)	(1,130,109)
____________________
(1)    Consist of accrued interest. Carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Deferred and current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in thousands)
Net deferred tax assets (liabilities)	$(6,470)	$(8,763)
Net current tax assets (liabilities)	81	253

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Unearned premium reserves, net	$572	$736
Other	84	116
Total deferred tax assets	656	852

Deferred tax liabilities:
Unrealized appreciation on investments	4,980	7,667
Deferred acquisition costs	1,102	1,075
Market discount on investments	659	685
Other	385	188
Total deferred tax liabilities	7,126	9,615
Net deferred tax assets (liabilities)	$(6,470)	$(8,763)

Provision for Income Taxes

The following table presents current and deferred components of the total provision for income taxes.
Provision for Income Taxes

	Year Ended December 31,
	2021	2020
	(in thousands)
Current	$773	$821
Deferred	395	225
Total provision (benefit) for income taxes	$1,168	$1,046

    The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2021 and 2020.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Effective Tax Rate Reconciliation

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Expected tax provision (benefit)	$1,500	$1,774
Tax-exempt interest	(413)	(569)
Effect of provision to tax return filing adjustments	90	(146)
Other	(9)	(13)
Total provision (benefit) for income taxes	$1,168	$1,046
Effective tax rate	1.0%	4.2%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pre-tax income and revenue by jurisdiction.
Pre-tax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2021	2020
	(in thousands)
U.S.	$7,144	$8,449
Bermuda	115,315	16,528
Total	$122,459	$24,977

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2021	2020
	(in thousands)
U.S.	$17,303	$16,680
Bermuda	122,851	151,128
Total	$140,154	$167,808
_____________________
(1)    In the above tables, pre-tax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    AGOUS has open tax years of 2018 forward but is not currently under audit with the U.S. Internal Revenue Service.

10.     Insurance Company Regulatory Requirements

    The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
AG Re	$944,467	$1,026,461	$121,291	$23,931
AGRO	424,801	428,947	5,946	7,421

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re's and AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

    For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements, which is $236.1 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2022 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $236.1 million as of December 31, 2021. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $164.8 million as of December 31, 2021, and (ii) the amount of statutory surplus, which as of December 31, 2021 was $86.5 million.

    For AGRO, annual dividends cannot exceed $106.2 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2022 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $106.2 million as of December 31, 2021. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $421.3 million as of December 31, 2021, and (ii) the amount of statutory surplus, which as of December 31, 2021 was $287.8 million.

Dividends Paid

	Year Ended December 31,
	2021	2020
	(in thousands)
Dividends paid by AG Re to AGL (1)	$150,000	$150,000
_____________________
(1)    The 2021 and 2020 amounts included fixed maturity securities with a fair value of $46.1 million and $47.0 million, respectively.

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

11.    Related Party Transactions

Expense Sharing Agreements

The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under these agreements are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreements also provide for quarterly settlements and an express right of offset with regard to amounts owing between parties under the particular agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2021	2020
	(in thousands)
Affiliated companies:
AG Services	$9,814	$9,870
AGL	1,141	1,020
Total	$10,955	$10,890

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2021	2020
	(in thousands)
Affiliated companies
AG Services	$6,560	$6,647
AGL	1,155	649
AGM	239	373
AGC	(19)	(127)
Assured Investment Management LLC	4	—
Total	$7,939	$7,542

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO, a wholly-owned subsidiary of the Company, in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate which was merged with AGM on April 1, 2021. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. During 2021 and 2020, AGUS repaid $10.0 million and $10.0 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2021, $20.0 million remained outstanding. The Company recognized $0.9 million and $1.6 million of interest income during the years ended December 31, 2021 and 2020.

Reinsurance Agreements

The Company assumes a proportionate share of new business from AGM and AGC under a whole account quota share reinsurance agreement effective October 1, 2010 and January 1, 2007, amended as of October 1, 2010, respectively. The proportionate share cessions to AG Re range from 15% to 40%. The Company also assumes under other reinsurance agreements business written by affiliated entities prior to the effective dates of aforementioned whole account quota share reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2021		2020
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$107,185	$127,890	$89,863	$137,353
DAC	55,087	175,666	50,089	182,406
Salvage and subrogation recoverable	25,793	62,798	49,266	78,643
Assumed funds held from affiliates	45,202	47,718	13,924	21,126
Liabilities:
Unearned premium reserve	191,336	564,608	173,062	590,715
Loss and LAE reserve	150,239	49,518	165,105	92,055
Other liabilities
Reinsurance balances payable, net	926	1,197	114	448
Net credit derivative liabilities	28,298	189	17,599	582
Profit commissions payable	—	560	—	2,889
Other information:
Assumed par outstanding	8,637,990	48,255,007	8,778,160	49,726,372
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2021		2020
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Revenues:
Net earned premiums	$19,501	$71,595	$30,829	$66,084
Net change in fair value of credit derivatives	(9,049)	483	5,868	(304)
Other income (loss) (2)	1,503	4,124	1,011	7,338
Expenses:
Loss and LAE	(16,132)	(21,159)	61,377	16,762
Amortization of DAC	5,670	21,560	9,015	20,553
Profit commissions (3)	—	560	—	2,889
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries
(2)    Consists of income on funds held, certain loss mitigation recoveries, commutation gains (losses, and foreign exchange gain (loss) on premiums receivables, net of reinsurance.
(3)    Reported in other operating expenses.

Guaranty

    AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL. The investment management expenses from transactions with these related parties for the years ended December 31, 2021 and 2020 were approximately $0.8 million and $0.7 million, respectively.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the affiliated ceding companies are involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See “Exposure to Puerto Rico” section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company's affiliated ceding companies also receive subpoenas and interrogatories from regulators from time to time.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

    On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS, and the Company assumes 15% of AGC's exposure. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Supreme Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination in December 2008 of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in July 2008 of 28 other credit derivative transactions between LBIE and AGFP and AGFP’s calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP has calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE’s complaint, and on March 15, 2013, the court granted AGFP’s motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE’s claim with respect to the 28 other credit derivative transactions. LBIE’s administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE’s claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk. In addition, LBIE seeks prejudgment interest from the time of termination onwards. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP’s counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court’s ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court’s decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. The trial was originally scheduled for March 9, 2020, but was postponed due to COVID-19. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On March 22, 2021, the Bankruptcy Court denied the motion and remanded the action to the Supreme Court. On March 29, 2021, the action was reassigned to Justice Melissa A. Crane. A bench trial was held from October 18, 2021 through November 19, 2021; a decision is pending subject to post-trial briefing and argument.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
13.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2021

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2020	$130,850	$—	$130,850
Other comprehensive income (loss) before reclassifications	(52,318)	(266)	(52,584)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	1,210	(256)	954
Tax (provision) benefit	(134)	—	(134)
Total amount reclassified from AOCI, net of tax	1,076	(256)	820
Other comprehensive income (loss)	(53,394)	(10)	(53,404)
Balance, December 31, 2021	$77,456	$(10)	$77,446

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2019	$78,418	$2,157	$80,575
Effect of adoption of accounting guidance on credit losses	2,157	(2,157)	$—
Other comprehensive income (loss) before reclassifications	52,912	—	52,912
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2,829	—	2,829
Tax (provision) benefit	(192)	—	(192)
Total amount reclassified from AOCI, net of tax	2,637	—	2,637
Other comprehensive income (loss)	50,275	—	50,275
Balance, December 31, 2020	$130,850	$—	$130,850

14.    Subsequent Events

    Subsequent events have been considered and disclosed if material through April 21, 2022, the date on which these financial statements were issued.